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                                                                     EXHIBIT 8.1



                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005





                                                        April 24, 2000




The Hain Food Group, Inc.
50 Charles Lindbergh Boulevard
Uniondale, New York  11553

Ladies and Gentlemen:

         You have requested our opinion as to whether, for federal income tax purposes, the proposed merger (the "Merger") of Hain Acquisition Corp. ("Subco"), a Delaware corporation that is a direct, wholly-owned subsidiary of The Hain Food Group, Inc., a Delaware corporation ("Parent"), with and into Celestial Seasonings, Inc., a Delaware corporation (the "Company"), will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Any capitalized terms not defined herein will have the meaning ascribed to them in the Agreement and Plan of Merger by and between Parent and the Company dated as of March 5, 2000 (such agreement, including all schedules and exhibits thereto, hereinafter referred to as the "Merger Agreement").

         In rendering this opinion, we have relied, with your consent, upon the following assumptions:

         1. The representations of Parent set forth in the certificate attached hereto as Exhibit A, and the representations of the Company set forth in the certificate attached hereto as Exhibit B, are true and complete, in each case without regard to any qualification as to materiality, knowledge or belief;

         2. Parent will comply in all respects with the undertakings set forth in the certificate attached hereto as Exhibit A, and Company will comply in all respects with the undertakings set forth in the certificate attached hereto as Exhibit B;

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         3. The Merger will be consummated in accordance with the Merger
Agreement; and

         4. The factual information contained in the Registration Statement, Registration No. 333-33830, covering the registration of common stock of Parent ("Parent Common Stock") under the Securities Act of 1933, as amended, as filed by Parent with the Securities and Exchange Commission on April , 2000, is true and complete.

         This opinion is based upon existing laws, regulations, Internal Revenue Service positions, and judicial decisions, any of which may be changed at any time with retroactive effect. We assume no obligation to modify or supplement our opinion if, after the date hereof, any such laws, regulations, positions, or decisions change or we become aware of any facts that might change our opinion.

         Based on and subject to the foregoing assumptions, we are of the opinion that, for federal income tax purposes:

                  (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

                  (ii) Parent, Subco and the Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

                  (iii) with respect to a stockholder of Company Common Stock that, pursuant to the Merger, exchanges Company Common Stock solely for Parent Common Stock: (A) no gain or loss will be recognized on the exchange except with respect to gain or loss, if any, realized with respect to a fractional share of Parent Common Stock, (B) the aggregate tax basis in the Parent Common Stock received in the exchange (including any fractional share of Parent Common Stock) will be the same as the aggregate tax basis in the Company Common Stock surrendered, and (C) the holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Common Stock surrendered; and

                  (iv) any gain or loss recognized with respect to a fractional share of Parent Common Stock will equal the difference between the cash received for the fractional share and the portion of the aggregate tax basis of the shareholder's Parent Common Stock that is allocable to the fractional share.

         This opinion is intended only for the use of Parent in connection with the Merger. This opinion may not be relied upon, or quoted in whole or in part, by any other person or for any other purpose.

         We hereby consent to the filing of this opinion as an exhibit to Parent's Registration Statement relating to the Merger. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as

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amended (the "Securities Act"), or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


                                      Very truly yours,



                                      /s/ CAHILL GORDON & REINDEL
                                      ---------------------------
                                      Cahill Gordon & Reindel